Exhibit 99.1

Contact:
Jim Pluntze
NaviSite, Inc.
978.946.8615
sbyers@navisite.com
NaviSite Reports First Quarter Fiscal Year 2010 Financial Results
Quarterly gross margin percentage increases 3 percentage points over prior year.
Quarterly adjusted EBITDA increases 2% over prior year.
Andover, MA, December 10, 2009 — NaviSite, Inc. (NASDAQ: NAVI), a leading provider of cloud enabled enterprise-hosting and application-management services, today reported financial results for the first quarter fiscal year 2010, which ended on October 31, 2009.
•	Recurring hosting revenue was $35.0 million for the first quarter, compared to $35.4 million for the first quarter of fiscal year 2009. The first quarter of fiscal year 2009 included $0.8 million of hosting revenue from NaviSite’s former Los Angeles data center, whose lease NaviSite did not renew at the end of the third quarter of fiscal year 2009. Excluding the Los Angeles hosting revenue in the first quarter of fiscal year 2009, recurring hosting revenue increased 1%.

•	Total revenue for the quarter ended on October 31, 2009, was $36.8 million, compared to $40.2 million in the first quarter of fiscal year 2009, representing a year-over-year decrease of 8%. The expected decrease in total revenue for the quarter was due to the planned decline in NaviSite’s recurring hosting revenue resulting from the nonrenewal of the Los Angeles data center and due to a reduction of professional-services revenue during these periods.

•	Gross margin improved to 34% for the first quarter, representing a three-percentage-point increase from the 31% recorded in the first quarter of the previous year.

•	Income from operations improved 256% for the first quarter, increasing to $1.9 million, compared to $0.5 million in the first quarter of fiscal year 2009.

400 Minuteman Road, Andover, MA 01810, P. 978-682-8300, F. 978-688-8100	www.navisite.com

•	EBITDA, excluding impairment costs, stock-based compensation, severance and other non-operational charges (“EBITDA, as adjusted”), for the first quarter was $8.8 million, representing a year-over-year increase of 2%.

•	Net loss attributable to common shareholders for the first quarter of fiscal year 2010 was $3.3 million, or $(0.09) per share, compared to a loss of $3.3 million, or $(0.09) per share, in the first quarter of fiscal year 2009.

•	Cash generated from operating activities for the first quarter of fiscal year 2010 was $4.6 million, representing a decrease of 52% from the $9.5 million recorded in the first quarter of fiscal year 2009. The first quarter of fiscal year 2009 included the return of a $5.0 million facility deposit. Cash generated from operating activities, after adjusting for the return of the deposit, improved 2%.
“Our decreased bookings this past quarter reflect our greater focus on Enterprise Customers, which resulted in more of these types of opportunities in our pipeline but longer transaction times,” said Arthur Becker, Chief Executive Officer of NaviSite.
Quarterly Business Highlights
•	Booked approximately $0.40 million of new monthly recurring hosting revenue (“MRR”) in the first quarter of fiscal year 2010, a decrease from the $0.80 million booked in the fourth quarter of fiscal year 2009 and the $0.55 million booked in the first quarter of fiscal year 2009.

•	Signed $8.9 million of total hosting-contract value, with an average contract term of 29 months during the first quarter of fiscal year 2010 for recurring applications services and enterprise-hosting business, compared to bookings of $21.0 million in hosting-contract value in the previous quarter and $13.4 million in hosting-contract value in the first quarter of 2009.

•	Signed professional-services contracts with a total value of $0.7 million during the first quarter of fiscal year 2010, compared to bookings of $1.1 million of professional-services-contract value in the previous quarter.

•	Customer churn, defined as the percentage loss of a customer or a reduction in a customer’s monthly recurring revenue from our active customer pool, was 1.3% per month during the quarter, compared to 1.7% in the prior quarter and 1.4% a year ago. Reported churn for the fourth quarter

400 Minuteman Road, Andover, MA 01810, P. 978-682-8300, F. 978-688-8100	www.navisite.com

of fiscal year 2009 excludes the impact of the company’s decision not to renew its Los Angeles data-center lease.
Conference Call Scheduled for December 10, 2009
NaviSite, Inc. Chief Executive Officer Arthur Becker and Chief Financial Officer Jim Pluntze will host a conference call on Thursday, December 10, 2009, at 5:00 p.m. Eastern Time to discuss the company’s financial results for its first quarter fiscal year 2010.
NaviSite’s conference call can be accessed by dialing 866.314.9013 (International: +1.617.213.8053) and entering passcode 32048078. Alternatively, participants can listen to a live webcast of the call available through NaviSite’s website at http://navisite.com/investors/events. A replay of the call will be accessible following the conference call by dialing 888.286.8010 (International: +1.617.801.6888) and using passcode 33055006.
EBITDA
EBITDA is not a recognized measure for financial-statement presentation under United States generally accepted accounting principles (“GAAP”). NaviSite believes that the non-GAAP measure of EBITDA, as adjusted, provides investors with a useful supplemental measure of our actual and expected operating and financial performance by excluding the impact of interest, taxes, depreciation and amortization. We also exclude impairment costs, stock-based compensation, severance and other non-recurring charges from our non-GAAP measure, as such items may be considered to be of a non-operational nature. EBITDA does not have any standardized definition and therefore may not be comparable to similar measures presented by other reporting companies. We use EBITDA, as adjusted, to assist in evaluating our actual and expected operating and financial performance. These non-GAAP results should not be evaluated in isolation from, or as a substitute for, our financial results prepared in accordance with GAAP. A table reconciling our net loss, as reported, to EBITDA, as adjusted, is included in the condensed consolidated financial statements in this release. We believe that using EBITDA, as adjusted, as a performance measure, together with net loss, will help investors better understand our underlying financial performance.
About NaviSite
NaviSite is a leading provider of cloud-enabled enterprise-hosting and application-management services offering a comprehensive suite of customized IT-as-a-Service solutions. We enable companies to reduce

400 Minuteman Road, Andover, MA 01810, P. 978-682-8300, F. 978-688-8100	www.navisite.com

the cost and complexity of IT and focus on their core businesses. Our innovative, flexible and scalable enterprise-class solutions complement IT departments, allowing companies to lower costs, increase service levels and free IT resources to concentrate on true business priorities. Over 1,400 customers depend on NaviSite for customized solutions delivered through its global footprint, comprising 16 state-of-the-art data centers supported by approximately 650 professionals. For more information, please visit www.navisite.com.
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This release contains forward-looking statements that address a variety of subjects, including NaviSite’s expected future operating and financial results, such as profitability, revenue growth and EBITDA, the success and performance of our product and service offerings and our strategic business plans for growing its customer base and increasing sales. All statements other than statements of historical fact — including, without limitation, those with respect to our goals, plans and strategies set forth herein — are forward-looking statements. The following important factors and uncertainties, along with general economic conditions, changes in economic conditions and others, could cause actual results to differ materially from those described in these forward-looking statements. Our success — including our ability to improve our gross profit, to improve our cash flows, to expand our operations and revenue and to reach and sustain profitability — depends in part on our ability to execute on our business strategy and the continued and increased demand for, and market acceptance of, our products and services. We may not remain compliant with our agreement with our senior secured lenders, including financial covenants. Our financial forecasts may not be achieved, including those as to expected EBITDA and revenue. We may be unable to raise the necessary funds to meet our payment obligations to our lending group under our senior secured credit facility and other creditors. We may not be able to expand our operations in accordance with our business strategy. We may experience difficulties integrating technologies, operations and personnel in accordance with our business strategy. Our products, technologies and resources may not successfully operate with the technology, resources and applications of third parties. We derive a significant portion of our revenue from a small number of customers, and the loss of any of those customers could significantly damage our financial condition and results of operations. Competition has increased, and technological changes made, in the markets in which we compete. For a detailed discussion of cautionary statements that may affect our future results of operations and financial results, please refer to our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q. Forward-looking statements represent our current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements that we make. All logos, company and product names may be trademarks or registered trademarks of their respective owners.

400 Minuteman Road, Andover, MA 01810, P. 978-682-8300, F. 978-688-8100	www.navisite.com

NaviSite Financial Tables
Condensed Consolidated Statements of Operations

	For the Three Months Ended
	October 31, 2009	October 31, 2008
	Unaudited
	(In thousands, except per share amounts)

Revenue	$36,714	$40,082
Revenue, related parties	94	83

Total revenue	36,808	40,165

Cost of revenue, excluding stock compensation, restructuring, depreciation and amortization	18,388	21,423
Depreciation and amortization	5,554	5,732
Stock compensation	294	379
Restructuring charge	—	214

Cost of revenue	24,236	27,748

Gross profit	12,572	12,417

Operating expenses:
Selling and marketing, excluding stock compensation and restructuring	4,815	5,479
General and administrative, excluding stock compensation, restructuring and transaction fees	5,153	5,331
Stock compensation	577	590
Restructuring charge	—	262
Transaction fees	137	224

Total operating expenses	10,682	11,886

Income from operations	1,890	531

Other income (expense):
Interest income	7	4
Interest expense	(3,840)	(3,044)
Other income (expense), net	98	461

Loss from operations before income taxes	(1,845)	(2,048)

Income taxes	(539)	(499)

Net loss	(2,384)	(2,547)

Accretion of preferred stock dividends	(899)	(802)

Net loss attributable to common stockholders	$(3,283)	$(3,349)

Basic and diluted net loss per common share:

Net loss attributable to common stockholders	$(0.09)	$(0.09)

Basic and diluted weighted average number of common shares outstanding	36,004	35,344

400 Minuteman Road, Andover, MA 01810, P. 978-682-8300, F. 978-688-8100	www.navisite.com

NaviSite Financial Tables
Net Loss to EBITDA, as Adjusted, Reconciliation

	For the Three Months Ended
	October 31, 2009	October 31, 2008
	Unaudited
	(In thousands)

Net loss, as reported	$(2,384)	$(2,547)

Depreciation	4,170	4,067
Amortization	1,570	1,838
Interest income/expense, net	3,833	3,040
Income taxes	539	499

EBITDA	7,728	6,897

Stock-based compensation	871	969
Severance	36	531
Transaction fees and integration costs	139	228

EBITDA, as adjusted (excludes stock-based compensation, severance, transaction fees, and integration costs)	$8,774	$8,625

400 Minuteman Road, Andover, MA 01810, P. 978-682-8300, F. 978-688-8100	www.navisite.com

NaviSite Financial Tables
Condensed Consolidated Balance Sheets

	October 31, 2009	July 31, 2009
	Unaudited	Audited
	(In thousands)
ASSETS

Current assets:
Cash and cash equivalents	$4,178	$10,534
Accounts receivable, less allowance for doubtful accounts of $1,944 and $1,820 at October 31, 2009 and July 31, 2009, respectively	14,850	16,417
Unbilled accounts receivable	1,335	1,361
Prepaid expenses and other current assets	7,703	6,336

Total current assets	28,066	34,648

Non-current assets	128,490	129,032

Total assets	$156,556	$163,680

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Notes payable, current portion	$4,202	$10,603
Capital lease obligations, current portion	3,325	3,040
Accounts payable	3,940	5,375
Accrued expenses, deferred revenue, deferred other income and customer deposits	18,331	16,606

Total current liabilities	29,798	35,624

Total non-current liabilities	131,998	132,280

Total liabilities	161,796	167,904

Preferred stock	31,778	30,879

Total stockholders’ equity (deficit)	(37,018)	(35,103)

Total liabilities, preferred stock and stockholders’ equity (deficit)	$156,556	$163,680

400 Minuteman Road, Andover, MA 01810, P. 978-682-8300, F. 978-688-8100	www.navisite.com

NaviSite Financial Tables
Condensed Consolidated Statements of Cash Flow

	For the Three Months Ended
	October 31, 2009	October 31, 2008
	Unaudited
	(In thousands)

Net cash provided by operating activities	$4,605	$9,549

Net cash used for investing activities	(3,751)	(3,737)

Net cash used for financing activities	(7,214)	(3,854)

Effect of exchange rate changes on cash	4	(199)

Net increase (decrease) in cash and cash equivalents	(6,356)	1,759

Cash and cash equivalents, beginning of period	10,534	3,261

Cash and cash equivalents, end of period	$4,178	$5,020

400 Minuteman Road, Andover, MA 01810, P. 978-682-8300, F. 978-688-8100	www.navisite.com